Exhibit 99.2

ITXC CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2003	2002
Assets
Current assets:
Cash and cash equivalents	$16,069,798	$33,027,369
Marketable securities	30,402,118	60,433,091
Accounts receivable, net of allowance of $2,580,000 in 2003 and $2,440,000 in 2002	41,265,689	25,332,565
Prepaid expenses and other current assets	5,403,759	5,360,291
Restricted cash	6,294,344	2,215,073

Total current assets	99,435,708	126,368,389
Property and equipment, net	27,750,964	34,727,391
Goodwill	7,913,319	7,913,319
Other intangibles, net of amortization of $485,000 in 2003 and $352,000 in 2002	179,157	2,689,569
Other assets	259,453	871,449

Total assets	$135,538,601	$172,570,117

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$38,729,262	$26,889,716
Accrued expenses and other current liabilities	9,408,763	7,774,516
Customer deposits	768,426	624,567
Current portion of capital lease obligations	1,038,323	2,127,729

Total current liabilities	49,944,774	37,416,528
Capital lease obligations, less current portion	761,129	171,503
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred Stock, $.001 par value, authorized 15,000,000 shares; issued and outstanding none in 2003 and 2002	—	—
Common Stock, $.001 par value, authorized 400,000,000 shares; issued, 47,203,333 shares in 2003 and 46,674,602 shares in 2002; outstanding, 43,319,633 shares in 2003 and 42,790,902 shares in 2002	47,205	46,675
Additional paid-in capital	460,462,616	459,832,135
Accumulated other comprehensive (loss) income	(119,811)	117,258
Accumulated deficit	(365,743,501)	(315,200,171)
Treasury stock	(9,813,811)	(9,813,811)

Total stockholders’ equity	84,832,698	134,982,086

Total liabilities and stockholders’ equity	$135,538,601	$172,570,117

See accompanying notes.

ITXC CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2003	2002	2001
Total revenues	$338,426,439	$268,381,563	$173,220,406

Costs and expenses:
Data communications and telecommunications (exclusive of depreciation shown separately below)	307,967,299	234,316,147	150,077,067
Network operations (exclusive of depreciation shown separately below and exclusive of $192,526, and $466,704 of equity related charges included in non-cash employee compensation in 2002 and 2001, respectively)	9,251,165	8,178,036	8,814,720
Selling, general and administrative (exclusive of depreciation shown separately below and exclusive of $66,000, $1,202,196 and $2,988,497 of equity related charges included in non-cash employee compensation in 2003, 2002 and 2001, respectively)	47,862,249	31,362,984	44,787,317
Depreciation	20,914,363	25,220,322	19,814,876
Amortization and write-off of intangibles	2,510,412	352,080	127,471,548
Impairment of fixed assets	—	7,538,697	—
Restructuring charges	624,639	1,773,657	3,712,747
Non-cash employee compensation	66,000	1,394,722	3,455,201

Total costs and expenses	389,196,127	310,136,645	358,133,476

Loss from operations	(50,769,688)	(41,755,082)	(184,913,070)
Loss associated with investments	(500,000)	(700,000)	(250,000)
Interest and other income	1,079,260	3,104,716	9,685,037
Interest expense	(245,186)	(528,115)	(963,833)

Loss before income taxes	(50,435,614)	(39,878,481)	(176,441,866)
Income tax expense	107,716	397,087	—

Net loss	(50,543,330)	$(40,275,568)	$(176,441,866)

Basic and diluted net loss per share applicable to common stockholders	$(1.18)	$(0.88)	$(3.89)

Weighted average shares used in computation of basic and diluted net loss per share applicable to common stockholders	43,009,130	45,590,008	45,391,764

See accompanying notes.

ITXC CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the years ended December 31, 2001, 2002 and 2003

	Common Stock Shares	Common Stock Amount	Additional Paid-in Capital	Deferred Employee Compensation	Accumulated Other Comprehensive Income	Accumulated Deficit	Treasury Stock	Total
Balance, December 31, 2000	45,047,143	$45,046	$455,087,203	$(5,134,356)	$768,804	$(98,482,737)	—	$352,283,960
Cancellation of options	—	—	(284,433)	284,433	—	—	—	—
Amortization of non-cash employee compensation	—	—	—	3,455,201	—	—	—	3,455,201
Issuance of common stock for exercise of options	515,463	516	539,899	—	—	—	—	540,415
Issuance of common stock for employee stock purchase plan	163,496	164	873,657	—	—	—	—	873,821
Unrealized loss on available for sale securities	—	—	—	—	(312,408)	—	—	(312,408)
Foreign exchange translation adjustment	—	—	—	—	203,958	—	—	203,958
Net loss	—	—	—	—	—	(176,441,866)	—	(176,441,866)

Total comprehensive loss	—	—	—	—	—	—	—	(176,550,316)

Balance, December 31, 2001	45,726,102	$45,726	$456,216,326	$(1,394,722)	$660,354	$(274,924,603)	—	$180,603,081
Amortization of non-cash employee compensation	—	—	—	1,394,722	—	—	—	1,394,722
Issuance of common stock for exercise of options	191,359	191	329,808	—	—	—	—	330,000
Issuance of common stock for employee stock purchase plan	223,440	224	735,444	—	—	—	—	735,667
Purchase of treasury stock	(3,883,700)	—	—	—	—	—	(9,813,811)	(9,813,811)
Issurance of stock for Nexcom acquisition	533,701	534	2,550,557	—	—	—	—	2,551,091
Unrealized loss on available for sale securities	—	—	—	—	(255,945)	—	—	(255,945)
Foreign exchange translation adjustment	—	—	—	—	(287,151)	—	—	(287,151)
Net loss	—	—	—	—	—	(40,275,568)	—	(40,275,568)

Total comprehensive loss	—	—	—	—	—	—	—	(40,818,664)

Balance, December 31, 2002	42,790,902	$46,675	$459,832,135	$—	$117,258	$(315,200,171)	$(9,813,811)	$134,982,086

Amortization of non-cash employee compensation	—	—	66,000	—	—	—	—	66,000
Issuance of common stock for exercise of options	368,463	369	196,697	—	—	—	—	197,066
Issuance of common stock for employee stock purchase plan	160,268	161	367,784	—	—	—	—	367,945
Unrealized loss on available for sale securities	—	—	—	—	(228,722)	—	—	(228,722)
Foreign exchange translation adjustment	—	—	—	—	(8,347)	—	—	(8,347)

Net loss	—	—	—	—	—	(50,543,330)	—	(50,543,330)

Total comprehensive loss	—	—	—	—	—	—	—	(50,780,399)

Balance, December 31, 2003	43,319,633	$47,205	$460,462,616	$—	$(119,811)	$(365,743,501)	$(9,813,811)	$84,832,698

See accompanying notes.

ITXC CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2003	2002	2001
Operating activities
Net loss	$(50,543,330)	$(40,275,568)	$(176,441,866)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	20,914,363	25,220,322	19,814,876
Amortization and write-off of intangibles	2,510,412	352,080	127,471,548
Impairment of fixed assets	—	7,538,697	—
Provision for doubtful accounts	9,989,224	1,471,123	7,646,180
Non-cash restructuring charges	—	559,912	652,871
Loss associated with investment	500,000	700,000	250,000
Realized loss (gain) on sale of investments	208,802	5,194	(787,188)
Amortization of non-cash deferred employee compensation	66,000	1,394,722	3,455,201
Amortization of original issue discounts	111,573	8,448	(1,366,923)
Changes in operating assets and liabilities:
Increase in accounts receivable	(25,922,348)	(5,614,681)	(11,231,419)
Decrease (increase) in prepaid expenses and other assets	68,528	(2,829,724)	212,846
Increase in accounts payable and accrued expenses	13,473,792	7,026,470	5,163,317
Increase (decrease) in customer deposits	143,860	(109,798)	(159,834)

Net cash used in operating activities	(28,479,124)	(4,552,803)	(25,320,391)

Investing activities
Purchase of property and equipment	(11,914,681)	(24,804,588)	(24,544,353)
Purchase of Nexcom assets	—	(9,051,716)	—
Restricted cash	(4,079,271)	(2,215,073)	—
Purchase of available for sale securities	(42,028,873)	(127,388,666)	(140,217,749)
Sale of available for sale securities	59,910,748	56,128,656	55,360,866
Maturities of available for sale securities	11,600,000	104,918,582	154,217,970

Net cash provided by (used in) investing activities	13,487,923	(2,412,805)	44,816,734
Financing activities
Repayment of capital lease obligations	(2,523,034)	(2,968,425)	(4,163,176)
Repayment of equipment line of credit	—	(1,196,660)	(526,531)
Treasury stock	—	(9,813,811)	—
Proceeds from exercise of stock options	197,066	330,000	540,415
Proceeds from issuance of common stock related to employee stock purchase plan	367,945	735,667	873,821

Net cash used in financing activities	(1,958,023)	(12,913,229)	(3,275,471)
Effect of exchange rate fluctuation on cash	(8,347)	(287,151)	203,958

Decrease (increase) in cash	(16,957,571)	(20,165,988)	16,424,830
Cash and cash equivalents at beginning of year	33,027,369	53,193,357	36,768,527

Cash and cash equivalents at end of year	$16,069,798	$33,027,369	$53,193,357

Supplemental disclosures of cash flow information
Cash paid for interest	$245,186	$528,115	$963,833

Fixed assets financed by capital leases	$2,023,255	$572,349	$1,071,842

See accompanying notes.

ITXC CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Organization and Nature of Business

ITXC Corp. (the “Company”) is a Delaware corporation, incorporated on July 21, 1997. The Company was founded for the purpose of providing Internet voice, fax and voice-enabled services primarily to traditional telephone companies, Internet service providers and telecommunications resellers, originally under the brand name WWeXchange, for which revenues commenced in 1998. The Company operates in one business segment.

Subsidiaries and Joint Venture

The Company conducts operations using a number of subsidiaries, domestically and internationally. Several of these subsidiaries hold forms of operating licenses from regulatory authorities. All such subsidiaries are wholly owned.

In July 1998, the Company obtained a 49% interest in ITXC Comunicacoes Ltda (“ITXC Ltda”), a newly formed Brazilian joint venture, in consideration of rights to certain technology, which was formed to provide exchange carrier long-distance services in Brazil. The Company’s ownership interest in ITXC Ltda was accounted for under the equity method of accounting. The ITXC Ltda joint venture agreement, as amended, provided for an exit clause triggered by an acquisition of the Company, certain business combinations, failure of the Company or ITXC Ltda to meet certain performance thresholds or the occurrence of certain other events. If any of these events occurred, the clause provided the Company a call option and provided TeleNova Communicacoes Ltda and its assignee (collectively, “TeleNova”) a put option which required the Company to acquire TeleNova’s interest in ITXC Ltda. In February 2000, the Company agreed to issue 150,000 shares of its Common Stock to affiliates of TeleNova in exchange for: (i) 600,000 shares of TeleNova stock, (ii) termination of the call and put options and (iii) certain contractual commitments by each party. As part of this agreement, the parties also terminated the joint venture agreement and related license agreement. This resulted in a charge to operations amounting to $8.2 million which reflected the difference between the value of ITXC stock that was issued at the time of such modifications and the value of the TeleNova capital stock that the Company received in exchange. In December 2000, the Company reduced its investment in TeleNova by $7.4 million to approximately $500,000, which is accounted for on a cost basis, and is included in other assets, reflecting an other-than temporary decline in the value of such investment. During the fourth quarter of 2003, the Company wrote off the remainder of the investment in TeleNova.

On October 12, 2000, the Company acquired a 100% interest in eFusion, Inc., a provider of voice-enabled applications to service providers (see Note 6). On November 6, 2000, eFusion Inc.’s name was changed to ITXC, Inc. See Note 7 for information regarding the disposition of this business.

Proposed Teleglobe Merger

On November 4, 2003, the Company and Teleglobe International Holdings Ltd (“Teleglobe”) announced that they had signed a definitive merger agreement for the acquisition of the Company by Teleglobe. Upon consummation of the merger, the outstanding shares of the Company’s common stock will be converted into approximately 28% of the capital stock of a newly formed parent company of Teleglobe, Teleglobe Bermuda Holdings Ltd. (“New Teleglobe”). All outstanding options and warrants of ITXC will be converted into options and warrants of the New Teleglobe. The merger is subject to several conditions, including receipt of governmental approvals, the meeting of certain financial tests by both companies, registration of the New Teleglobe shares with the Securities and Exchange Commission, and approval of the Company’s stockholders. Teleglobe is a privately held Bermuda company and is one of the world’s leading wholesale providers of voice, data, IP and mobile roaming services. Early termination of the Hart-Scott-Rodino review period has been received and New Teleglobe has filed a registration statement on Form S-4 with the SEC which is available on

ITXC CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the SEC website. The Company expects that the SEC will review and provide comments on the filing and changes may be made in the filing as a result of this process. It is impossible for the Company to determine with certainty or to control the length of the review process. We will not be in a position to mail the proxy statement to our stockholders until after the SEC has completed its review. We expect that the mailing will occur in April or early May. It will then take 30 days before we can conduct a stockholders’ meeting seeking approval of the transaction.

Basis of Consolidation

The Consolidated Financial Statements include the accounts of ITXC Corp. and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

2.    Significant Accounting Policies

Cash Equivalents

The Company considers all highly-liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Marketable Securities

Marketable securities consist of fixed income investments which can be readily purchased or sold using established markets. In accordance with SFAS 115, “Accounting for Certain Investments in Debt and Equity Securities,” Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designations as of each balance sheet date. Such investments are classified as available-for-sale. Fair value is based on quoted market prices. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion, as well as interest, are included in interest income. Realized gains and losses and declines in value judged to be other-than temporary are included in investment income. The cost of securities sold is based on the specific identification method.

Concentration of Credit Risk

The Company’s financial instruments that are exposed to concentration of credit risk consist primarily of accounts receivable.

The following table summarizes the customers representing over 10% of revenue for the years ended December 31, 2003, 2002 and 2001 or accounts receivable for the years ended December 31, 2003 and December 31, 2002:

	Revenue			Accounts Receivable
	2003	2002	2001	2003	2002
Customer A	—	13%	16%	—	—
Customer B	—	—	—	—	17%
Customer C	—	—	—	—	14%
Customer D	11%	—	—	—	—

The Company performs a credit evaluation of all new customers and requires certain customers to provide collateral in the form of a cash deposit. Where the Company both originates and terminates traffic with the same

ITXC CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

customer, where practical the Company provides for a right to offset and netting provisions in its bilateral agreements. These are intended to reduce credit exposure by permitting the Company to offset amounts it owes the customer with amounts that the customer owes the Company. However, in the event of customer bankruptcy, the courts do not always enforce such offsetting provisions.

During the latter part of 2002 and into the early part of 2003, the Company made a strategic business decision to be the sole provider of international termination services for a prepaid calling card platform company named Interactive Marketing Technologies, Inc. (“IMT”). In February 2003, the Company announced that it was unsuccessful in its efforts to restructure the obligations of IMT that were due to the Company. As a result, the Company discontinued services and recorded a charge to earnings of $ 8.7 million due to the uncertainty of the collectibility of such accounts receivable. In August 2003, IMT filed for bankruptcy protection. The Company subsequently wrote-off this balance in the third quarter of 2003.

Depreciation and Amortization

Property and equipment are recorded at cost and are depreciated over the estimated useful lives and leasehold improvements are depreciated over the term of the lease or over the estimated useful lives, whichever is shorter, utilizing the straight-line method as follows:

Estimated Useful Life
Network equipment and software	2-3 years
Furniture, fixtures and office equipment	3-7 years
Leasehold improvements	life of lease

Other Intangibles

Other intangibles relate to vendor agreements, customer lists and licenses recorded in association with the Nexcom purchase in May 2002. They are being amortized over periods ranging from 3 to 80 months. During the fourth quarter of 2003, the Company wrote off the remaining carrying value of an intangible asset related to an exclusive contract in Lithuania, which was acquired in the Nexcom Telecommunications acquisition in May 2002. This write off resulted in a $2.0 million charge in the fourth quarter.

Revenue Recognition

The Company recognizes telecommunications revenue and the related costs at the time the services are rendered. Telecommunications revenue is derived from fees charged to terminate voice and fax services over the Company’s network.

Advertising

Advertising costs are expensed as incurred. During 2003, 2002 and 2001, the Company expensed approximately $32,000, $209,000 and $339,000, respectively, of such costs.

Research and Development

Development costs are expensed as incurred. Development costs of approximately $5,800,000, $5,299,000 and $7,778,000 were expensed in 2003, 2002 and 2001, respectively, and are included in selling, general and administrative costs.

ITXC CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Income Tax

Deferred income taxes are determined using the liability method in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities (i.e. temporary differences) and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established, if necessary, to reduce deferred tax assets to an amount that will more likely than not be realized in future periods. Income tax expense is comprised of the current tax payable or refundable for the period plus or minus the net change in deferred tax assets and liabilities.

Stock-Based Compensation

The Company accounts for employee stock-based compensation in accordance with Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” using an intrinsic value approach to measure compensation expense, if any. Appropriate disclosures using a fair value based method, as provided by Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), as amended by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure”, are also reflected in these notes to the financial statements. The Company has not issued any options other than to employees and directors and certain consultants who are occupied full time in the Company’s activities.

The following table summarizes relevant information as to reported results under the Company’s intrinsic value method of accounting for stock options, with supplemental information as if the fair value recognition provisions of SFAS No. 123 had been applied for the twelve month periods ended December 31, 2003, 2002 and 2001:

	2003	2002	2001
Net loss applicable to common stockholders	$(50,543,330)	$(40,275,568)	$(176,441,866)
Add back: stock-based compensation, as reported pursuant to APB 25	66,000	1,394,722	3,455,201
Deduct: total stock-based compensation determined under fair value based methods for all awards	(12,941,923)	(14,653,150)	(8,294,501)

Adjusted net loss, fair value method for all stock-based awards	$(63,419,253)	$(53,533,996)	$(181,281,166)

Basic and diluted net loss per share, as reported	$(1.18)	$(0.88)	$(3.89)

Basic and diluted net loss per share, SFAS 123 adjusted	$(1.47)	$(1.17)	$(3.99)

Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board issued SFAS No. 143, “Accounting for Asset Retirement Obligations”. This Statement is effective for fiscal years beginning after June 15, 2002, with early adoption permitted. SFAS No. 143 addresses the recognition and measurement of obligations associated with the retirement of tangible long-lived assets resulting from the acquisition, construction, development, or the normal operation of a long-lived asset. SFAS No. 143 requires that the fair value of an asset retirement obligation be recognized as a liability in the period in which it is incurred. The asset retirement obligation is to be capitalized as part of the carrying amount of the long-lived asset and the expense is to be recognized over the useful life of

ITXC CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the long-lived asset. The adoption of this standard did not have any impact on the Company’s consolidated results of operations and financial position during the periods presented herein.

Effective July 1, 2001, the Company adopted SFAS No. 141 “Business Combinations” and effective January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No.141 requires business combinations initiated after July 1, 2001 to be accounted for using the purchase method of accounting. It also specifies the types of intangible assets that are required to be recognized and reported separate from goodwill. Under SFAS No. 142, goodwill and other intangible assets with indefinite lives are no longer amortized but are reviewed for impairment annually, or more frequently if impairment indicators arise. The Company did not have any goodwill or indefinite life intangible assets at January 1, 2002; accordingly, adoption of SFAS No. 142 did not have an impact on the Company.

The following table reflects unaudited pro forma results of operations of the Company for the year ended December 31, 2001, giving effect to SFAS No. 142 as if it were adopted on January 1, 2001:

Year ended December 31, 2001
Net loss, as reported	$(176,441,866)
Add back: amortization expense, net of tax	10,184,795

Pro forma net loss	$(166,257,071)

Basic and diluted loss per common shareholders:
As reported	$(3.89)

Pro forma	$(3.66)

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS No. 146 requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management’s commitment to an exit plan, which is generally before an actual liability has been incurred. Adoption of SFAS No. 146 was effective beginning January 1, 2003. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations and financial position during the periods presented herein.

In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin (ARB) No. 51. The Interpretation introduces a new consolidation model, the variable interests model, based on potential variability in gains and losses of the entity being evaluated for consolidation. It provides guidance for determining whether an entity lacks sufficient equity or the entity’s equity holders lack adequate decision-making ability. These entities, variable interest entities (VIE), are evaluated for consolidation based on their variable interests. Variable interests are contractual, ownership or other interests in an entity that expose their holders to the risks and rewards of the VIE. The Interpretation’s provisions are effective currently for variable interests in VIE’s created after January 31, 2003, and for variable interests in VIE’s created before February 1, 2003, no later than the end of the first interim or annual reporting period ending after March 15, 2004. The Company does not believe that adoption of this standard will have a material impact on the Company’s financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS No. 150 requires that certain financial instruments with characteristics of both liabilities and equity, including mandatorily redeemable financial instruments, be classified as a liability. Any amounts paid or to be paid to holders of these financial instruments in excess of the

ITXC CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

initial measurement amount shall be reflected in interest cost. SFAS No. 150 is effective at the beginning of the first interim period beginning after June 15, 2003. The Company adopted SFAS No. 150 on July 1, 2003. The adoption of this standard had no impact on the Company’s consolidated results of operations, financial position or cash flows.

Fair Value of Financial Instruments

The Company’s financial instruments, including cash and cash equivalents, accounts receivable, short-term borrowings and accounts payable, are carried at cost, which approximates their fair value because of the short-term maturity of these instruments. The fair value of long-term borrowings approximates its carrying value as it bears interest at a floating rate.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates include bad debts, investments, intangible assets, restructuring, litigation and employee termination benefits. Actual results could differ from those estimates.

Foreign Currency Translation

The financial statements of the Company’s foreign subsidiaries have been translated into U.S. dollars in accordance with FASB Statement No. 52, “Foreign Currency Translation”. All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. Income statement amounts have been translated using the average exchange rate for the year. The gains and losses resulting from the changes in exchange rates have been reported in other comprehensive income.

Comprehensive Income

The components of accumulated other comprehensive income include unrealized gains (losses) on available-for-sale securities and foreign currency translation adjustments.

3.    Available for Sale Investments

The Company’s available for sale investments, including amounts in cash equivalents ($4,956,200 and $28,210,923 at December 31, 2003 and 2002, respectively) and marketable securities, are as follows:

	December 31,
	2003	2002
Money market funds	$4,956,200	$28,210,923
Certificates of deposit	500,000	—
U.S. Treasury securities and obligations of U.S. government corporations and agencies	7,076,973	12,883,147
Corporate bonds	13,188,039	21,517,413
Asset-backed securities	9,637,106	26,032,531

Total	$35,358,318	$88,644,014

ITXC CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Gross realized (losses) gains for the years ended December 31, 2003,2002 and 2001 were $(209,000), $(5,000) and $787,000 respectively.

The Company’s available for sale securities have the following maturities at December 31, 2003:

	Cost	Market
Due in one year or less	$10,275,513	$10,282,534
Due after one year through five years	17,438,115	17,456,572
Due after five years through ten years	1,483,849	1,485,254
Due after ten years	6,189,113	6,133,958

	$35,386,590	$35,358,318

4.    Accounts Receivable

The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

The Company estimates the amount of the allowance for doubtful accounts required to reduce accounts receivable to expected net realizable value by reviewing the status of significant past-due receivables and analyzing historical bad debt trends.

The Company wrote-off accounts receivable of approximately $9,847,000, $2,800,000 and $6,034,000 during 2003, 2002 and 2001, respectively.

5.    Property and Equipment

Property and equipment is comprised of the following:

	December 31,
	2003	2002
Network equipment and software	$67,362,839	$63,124,568
Furniture, fixtures and office equipment	14,953,953	13,053,300
Leasehold improvements	2,329,761	2,314,134

	84,646,553	78,492,002
Less accumulated depreciation and amortization	56,895,589	43,764,611

	$27,750,964	$34,727,391

Equipment under capital leases totaled approximately $14,807,000 and $12,784,000 at December 31, 2003 and 2002, respectively. Included in accumulated depreciation is approximately $11,300,000 and $11,000,000 related to such assets at December 31, 2003 and 2002, respectively.

During 2002, the Company recognized $7.5 million of impairment charges on network equipment and software, related to the migration to a Cisco-based architecture and to a switch-less environment. See Note 7—Impairment of Long-Lived Assets and Business Reorganization Changes.

ITXC CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During 2002 and 2001, the Company purchased $2,200,000 and $6,100,000, respectively, of network equipment and software from a former stockholder of the Company. See Note 15—Capital Stock regarding a transaction with such former stockholder.

6.    Acquisitions

On May 2, 2002 the Company purchased assets which comprised the wholesale call completion business operated by privately-held Nexcom Telecommunications LLC (“Nexcom”) in 11 countries in Eastern Europe, for total consideration of $11.7 million, which consisted of $9.0 million in cash and 533,701 shares of the Company’s common stock. 275,459 of those shares and $1.5 million in cash were subject to an escrow agreement supporting Nexcom’s indemnification obligations to the Company.

All escrow shares and cash were distributed to Nexcom in May 2003. Nexcom had previously provided termination services to the Company in most of the countries in which the assets are located. In connection with the transaction, the Company recorded goodwill of $7.9 million; and other intangibles of $2.9 million related to vendor agreements, customer lists and licenses, which will be amortized over periods ranging from 3 to 80 months. These values were determined using an independent third party valuation. During the fourth quarter of 2003, the Company wrote off the remaining carrying value of an intangible asset related to an exclusive contract in Lithuania, which was acquired in the Nexcom Telecommunications acquisition in May 2002. This write off resulted in a $2.0 million charge in the fourth quarter. Also included in the purchase were $0.8 million of property, plant and equipment. The acquisition was accounted for as a purchase in accordance with SFAS No. 141, Business Combinations, and accordingly, the net assets and results of operations have been included in the Consolidated Financial Statements from the date of acquisition. The acquisition would not have had a material impact on the Company’s results of operations, had the acquisition been completed at the beginning of the periods presented.

On October 12, 2000, the Company acquired a 100% interest in eFusion, Inc. (“eFusion”), a provider of voice-enabled applications to service providers, e-commerce companies and call centers, for an aggregate purchase price of approximately $158.8 million. The purchase price consisted primarily of 5.3 million shares of ITXC Common Stock and options to purchase 575,045 shares of ITXC Common Stock. In connection with the transaction, the Company recorded goodwill of $101.5 million and other intangibles of $32.0 million, all of which were to be amortized over five years. Also included in the purchase was $10.5 million of tangible net assets. The acquisition was accounted for as a purchase, and accordingly, the net assets and results of operations of the acquired business have been included in the Consolidated Financial Statements from the date of acquisition.

7.    Impairment of Long-Lived Assets and Business Reorganization Changes

Statement of Financial Accounting Standards No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of” (“SFAS No. 121”) through December 31, 2001, and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”) subsequent to 2001 requires recognition of impairment losses for long-lived assets whenever events or changes in circumstances result in impairment indicators being present and the carrying amount of an asset exceeds the sum of the expected future cash flows associated with the asset.

In response to current market conditions and the consequent slower than anticipated growth of the Company’s enhanced services, at its July 2001 board meeting the Company made a strategic decision to reduce expenditures for the development and marketing of enhanced services and reduced headcount in these areas by

ITXC CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

about 40 people. As a result, the Company revised its cash flow projections and determined that certain long-lived assets related to its October 2000 eFusion acquisition had become impaired. During the second quarter of 2001, the Company recognized a $108.0 million impairment charge, which represented an $86.7 million write-down of goodwill and a $21.3 million write-down of other intangible assets to their fair values.

On October 11, 2001, the Company sold most of the tangible and intangible assets of its e-commerce business (other than patents) to eStara, Inc., a privately held provider of web-voiced services, in exchange for an equity position in eStara. The Company has valued this investment at approximately $700,000. This transaction resulted in a $258,000 loss which was included in the third quarter 2001 impairment charge. The Company also granted certain patent licenses to eStara, while retaining its ownership of such patents. As a result, the Company determined that there was a further impairment of long-lived assets and recorded a $5.7 million impairment charge during the third quarter of 2001 to write-down such assets to their fair value. During 2002, the Company determined that there was an other-than temporary impairment in the value of its eStara investment which resulted in an approximate $700,000 charge in the fourth quarter.

In addition, as part of the July and September 2001 business-reorganization plans, the Company recorded a total charge to earnings in 2001 of approximately $3.7 million of which $2.4 million had been paid through December 31, 2002 and there no longer is a balance as of December 31, 2003. The charge relates to headcount reductions of 70 employees worldwide, which approximates $1.5 million, and facility consolidations of approximately $1.5 million as the Company has closed its Beaverton, Oregon facility. The remaining charge of approximately $700,000 related to a write-down of the remaining assets at the Beaverton location. All severance related costs had been paid as of December 31, 2002.

In January of 2002, the Company entered into an agreement to sublease approximately 20,000 square feet of its headquarters space. Approximately $1.0 million of restructuring charges was recorded in the first quarter in connection with the sublease. During 2002, the Company recorded additional restructuring charges of approximately $800,000 associated with the lease for the closed office in Beaverton, Oregon. In the first quarter of 2003, the Company reached a settlement with the landlord for the Beaverton, Oregon facility resulting in a cash payment to the landlord of approximately $1.2 million, and thus eliminating all future charges related to this lease.

In the fourth quarter of 2002 the Company began the process of simplifying its network to eliminate the need for circuit-switches in new installations and migrate to a single gateway platform. Accordingly, the Company recognized $7.5 million of impairment charges related to the migration to a Cisco-based architecture and to a switch-less environment. The fair value of the assets being phased-out was determined based on the future cash flow expected to be generated by such assets over their remaining lives. All circuit switches have now been removed from the Company’s network.

During the second quarter and in the beginning of the third quarter of 2003, the Company reduced headcount by approximately 10%. The reductions were possible because of the network simplification and new technology deployed during the second and third quarters as well as the elimination of some unprofitable customers and affiliates. Approximately $0.3 million of related restructuring charges were recorded in the second quarter associated with a reduction of nine employees. An additional charge of approximately $0.3 million was recorded in the third quarter related to headcount reductions of twenty-two employees that took place in the third quarter.

During the fourth quarter of 2003, the Company wrote off the remaining carrying value of an intangible asset related to an exclusive contract in Lithuania, which was acquired in the Nexcom Telecommunications acquisition in May 2002. This write off resulted in a $2.0 million charge in the fourth quarter.

ITXC CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8.    Goodwill and Other Intangible Assets

The following table summarizes the activity in Goodwill for the periods indicated:

	Year ended December 31,
	2003	2002	2001
Beginning balance, net	$7,913,319	$—	$96,437,789
Additions	—	7,913,319	522,206
Amortization	—	—	(10,184,795)
Write-offs	—	—	(86,775,200)

Ending balance, net	$7,913,319	$7,913,319	$—

The following table summarizes the Other Intangibles subject to amortization at the dates indicated:

	December 31, 2003			December 31, 2002
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Patents	$108,000	$57,176	$50,824	$108,000	$31,765	$76,235
Customer lists and licenses	240,000	111,667	128,333	240,000	56,666	183,334
Vendor agreements	—	—	—	2,700,000	270,000	2,430,000

Total other intangibles	$348,000	$168,843	$179,157	$3,048,000	$358,431	$2,689,569

Amortization expense for Other Intangibles totaled approximately $485,000 and $352,000 for the years ended December 31, 2003 and 2002, respectively. Vendor agreements above exclude approximately $2.0 million associated with the write-off of an exclusive relationship in Lithuania that was part of our Nexcom acquisition. Aggregate amortization expense for intangible assets is estimated to be:

Year Ending December 31, 2004	80,000
Year Ending December 31, 2005	80,000
Year Ending December 31, 2006	19,000
Year Ending December 31, 2007	—
Years Ending December 31, 2008 and thereafter	—

9. Prepaid Expenses and Accrued Expenses

Prepaid expenses and other current assets are comprised of the following:

	December 31,
	2003	2002
Deposits	$1,312,779	$1,847,646
Insurance	917,224	986,405
Software maintenance	222,428	363,626
Interest receivable	214,940	391,874
Taxes (principally VAT)	1,108,766	397,928
Other	1,627,622	1,372,812

	$5,403,759	$5,360,291

ITXC CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Accrued expenses and other current liabilities are comprised of the following:

	December 31,
	2003	2002
Compensation	$3,140,485	$2,794,180
Restructuring reserve	—	1,344,652
Data communications and telecommunications	1,206,957	703,631
Rent and utilities	590,299	657,783
Taxes	906,213	385,521
Professional fees	934,086	438,738
Other	2,630,723	1,450,011

	$9,408,763	$7,774,516

10. Income Taxes

Due to operating losses, the Company has no income tax liability for 2003, 2002 or 2001, with the exception of $108,000 and $397,000 and $0 of state and foreign taxes in 2003, 2002 and 2001, respectively. The provision for income taxes consists of the following:

	2003	2002	2001
Current:
Foreign	$299,916	$196,587	$0
State and local	(192,200)	200,500	0

Total provision for income taxes	$107,716	$397,087	$0

The Company has not recorded deferred income taxes applicable to undistributed earnings of foreign subsidiaries that are indefinitely reinvested in foreign operations. The Company currently intends to reinvest indefinitely these undistributed earnings of its foreign subsidiaries.

Significant components of the Company’s deferred tax assets and liabilities at December 31, 2003 and 2002 are as follows:

	December 31,
	2003	2002
Deferred tax assets:
Net operating loss carryforward	$92,504,736	$76,174,806
Allowance for doubtful accounts	889,666	762,800
Amortization of non-cash employee compensation	4,974,882	4,974,882
Loss on disposition of joint venture	3,440,000	2,960,000
Fixed assets	3,903,925	3,358,310
Other	2,131,310	2,563,636

	107,844,519	90,794,434
Less valuation allowance	(107,844,519)	(90,794,434)

Net deferred tax asset	$—	$—

ITXC CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2003, approximately $17.5 million of the deferred tax asset related to net operating loss (“NOL”) carryforwards generated by the exercise of non-qualified stock options and an equivalent amount of deferred tax asset valuation allowance represented tax benefits associated with the exercise of non-qualified stock options. Such benefits, when and if realized, are credited to additional paid-in capital.

A reconciliation setting forth the differences between the effective tax rate of the Company and the U.S. statutory rate is as follows:

	December 31,
	2003		2002		2001
Statutory federal income tax (benefit) at 34%	$(17,148,109)	34.0%	$(13,558,064)	34.0%	$(59,990,234)	34.0%
State income tax (benefit), net of federal benefit	(126,852)	0.2	(2,382,893)	6.0	(4,759,594)	2.7
Nondeductible expenses	63,186	(0.1)	768,993	(2.0)	33,019,204	(18.7)
Foreign taxes booked at different rates	(51,374)	0.1	(33,894)	0.1
Other	320,780	(0.6)	173,559	(0.4)	229,961	(0.1)
Increase in valuation allowance	17,050,085	(33.8)	15,429,386	(38.7)	31,500,663	(17.9)

Total	$107,716	(0.2)	$397,087	(1.0)	$—	—

At December 31, 2003, the Company has a federal and state NOL carryforward of approximately $233.0 million. The federal NOL carryforwards expire from 2012 to 2023. The state NOL carryforwards expire from 2004 to 2010. The Company has not performed a detailed analysis to determine whether an ownership change under Section 382 of the Internal Revenue Code occurred, but believes that it is likely that such a change occurred. The effect of an ownership change would be the imposition of an annual limitation on the use of NOL carryforwards attributable to periods before the change. The Company has not determined the amount of the potential limitation.

The Company’s existing deferred tax assets at December 31, 2003 and 2002 have been reduced by a valuation allowance of $107,844,519 and $90,794,434, respectively, as we believe that it is more likely than not that the related tax benefits will not be realized.

11.    Debt

During the second quarter of 2002, the Company terminated a credit facility with a bank and paid the remaining $1.1 million of the equipment note payable.

12.    Restricted Cash

In conjunction with its letter of credit facility for its Princeton, New Jersey lease, the Company has $2.3 million in restricted cash as of December 31, 2003 that represents the collateral supporting the letter of credit. The Company is obligated to maintain the letter of credit for the term of the lease, which expires on July 31, 2011. As a result, the Company will be required to either maintain the restricted cash or provide an alternative means of collateral. In addition, in November 2003, the Company issued a letter of credit to a vendor in the amount of $4.0 million. This instrument was issued as a means of obtaining more beneficial payment terms from the vendor. In order to secure the facility, the Company was required to deposit $4.0 million in a restricted bank account and maintain such balance as long as the facility remains in place.

ITXC CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

13.    Commitments and Contingencies

The Company entered into a new office lease which commenced August 1, 2001, and has a term of ten years. Under the terms of the new lease, the landlord assumed all commitments of the Company’s previous lease. The lease contains two five-year renewal options at the then applicable fair market rental rate. In addition, the lease requires the Company to pay electricity plus increases in real estate taxes and other operating costs of the properties above base year amounts. The Company has also entered into capital lease agreements for furniture and equipment.

Future minimum lease payments for non-cancelable operating and capital leases having initial or remaining terms in excess of one year are as follows:

	Operating	Capital
2004	$2,816,773	$1,116,575
2005	2,520,139	665,655
2006	2,583,849	120,553
2007	2,691,552	—
2008 and thereafter	8,232,409	—

	$18,844,722	1,902,783

Less amounts representing interest		(103,331)
Present value of net minimum lease payments		$1,799,452

Minimum lease payments have not been reduced by minimum operating sublease rentals of $1,221,000 due in the future under non-cancelable subleases which primarily commenced in 2002.

Rental expense for all operating leases was approximately $3,800,000, $3,500,000 and $2,308,000 in 2003, 2002 and 2001, respectively.

14.    Legal Matters

The Company is involved in certain claims and legal actions arising in the ordinary course of business. Management does not expect that the outcome of these cases will have a material effect on the Company’s financial position or results of operations.

On May 23, 2000, Connectel, LLC, filed suit against the Company in the United States District Court for the Eastern District of Pennsylvania. Connectel alleges in its complaint that the Company is infringing on the claims of a patent owned by Connectel by, acting alone or with others, assembling, offering to sell, selling or using communications networks or switching systems within the United States and for export worldwide without license from Connectel. Connectel also seeks unspecified damages. Discovery has closed and ITXC moved for summary judgment in October 2002. Thereafter, in December 2002, the case was reassigned to a newly appointed United States District judge, Hon. James Knoll Gardner. Oral argument on the motion for summary judgment and on certain other pretrial issues was heard in February 2004. The Company believes that the Connectel claims are without merit.

The Company and certain of its officers/directors were named as defendants in several purported shareholder class action lawsuits. The lawsuits allege, among other things, that, in connection with the Company’s public offerings of securities, its Prospectus did not disclose certain alleged practices involving its underwriters and their customers. These actions seek compensatory and other damages, and costs and expenses

ITXC CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

associated with the litigation. No discovery has taken place. ITXC is one of hundreds of companies named in substantially identical lawsuits. Management believes that ITXC and its officers/directors did not engage in any improper or illegal conduct. All of these cases have been consolidated for pretrial purposes before Judge Scheindlin in the Southern District of New York, who refused to dismiss the cases in an opinion issued in February 2003. All of the individual defendants who had been named as defendants in the Company’s case have now been dismissed from the proceeding without prejudice, pursuant to a stipulation with the plaintiffs. Neither the individual defendants nor the Company nor its insurers paid any consideration for these dismissals. The parties have negotiated a settlement entirely funded by the directors and officers insurance carriers, and it is anticipated that this proposed settlement will be submitted to the Court for approval in the near future. Under the terms of the proposed settlement, neither the Company nor individual defendants will have either future liability or expenses in connection with the litigation, except for a limited obligation to cooperate in discovery in the plaintiffs’ continuing cases against the underwriters.

In September 2001, the Company was served with a complaint filed in Virginia state court on behalf of Hercules Communications Company, LLC in which the plaintiff demanded damages, including punitive damages, based on the Company’s alleged refusal to carry out a purported agreement to purchase certain assets from Hercules. In June 2002 the original plaintiff voluntarily dismissed the case, and a new case was brought in the name of Hercules Satellite Communications, L.L.C. A trial commenced in August 2003. At the conclusion of the plaintiff’s case, the trial court granted the Company’s motion to strike the evidence and dismiss the case in its entirety. Judgment was entered for the defendants. Plaintiff has filed a notice of appeal. The

Company had also commenced an action in New Jersey against the principals of Hercules, alleging fraud, malicious prosecution and abuse of process. The parties have now agreed in principle to settle all of the claims of both sides, including appeal by Hercules in the Virginia action. The Company will receive a cash payment of $95,000 in connection with the settlement.

The Company has received a copy of a complaint as a class action suit in New Jersey Superior Court naming the Company and directors Tom Evslin, Edward Jordan, Frank Gill and Fred Wilson as defendants. As of the date on which this Annual Report was initially filed with the SEC, ITXC had been served but not the individual defendants in the action. Two claims are asserted against the individual defendants, one for breach of fiduciary duty and the other for breach of the duty of candor. Although the Company was identified as a defendant, no cause of action is asserted against the Company for damages. The action seeks to enjoin a stockholder meeting to approve ITXC’s proposed merger with Teleglobe International Holdings Ltd until certain alleged deficiencies in the proxy statement have been cured and seeks to permanently enjoin the consummation of the merger. ITXC had previously announced that Teleglobe Bermuda Holdings Ltd filed a registration statement on Form S-4 with the Securities and Exchange Commission in connection with the proposed merger. ITXC believes the complaint contains factual inaccuracies, is premature and is wholly without merit and intends to vigorously defend the lawsuit.

The Company is not a party to any other legal proceeding, the adverse outcome of which is expected to have a material adverse effect on its business, financial condition, operating results or future prospects.

15.    Capital Stock

Warrants

In connection with the Series B Stock private placement completed on April 27, 1998, two officers of the Company who participated in the offering provided the Company with bridge financing of $750,000, which was converted into Series B Stock. In addition, the Company issued warrants to a current officer/director and to a former officer/current director to purchase an aggregate of 879,766 shares of Common Stock with an exercise

ITXC CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

price of $0.8525 per share. The warrants are exercisable at any time prior to April 30, 2008. The fair value of these warrants was determined to be $90,000 at the date of the grant. The Series B Stock automatically converted into Common Stock upon the completion of the initial public offering of the Company’s Common Stock discussed in Note 1.

Registration Rights

Certain of the common stockholders have registration rights under an agreement which, as amended on February 24, 1999, provides for the registration of Common Stock held by such stockholders, on or after one year from the completion of the initial public offering of the Company’s Common Stock. Certain of those shareholders have waived their rights under that agreement to induce Teleglobe International Holdings Ltd to enter into the merger agreement with the Company.

Common Shares Reserved

As of December 31, 2003, the Company had reserved shares of Common Stock for issuance as follows:

Number of Shares
Exercise of common stock options	11,030,328
Exercise of common stock warrants	879,766
Employee stock purchase plan	1,582,921

Stock Option Plan

On February 17, 1998, the Company adopted the 1998 Stock Incentive Plan (the “Plan”). The Plan, as amended, provides for the granting of awards to purchase up to 7,700,000 shares of Common Stock, subject to annual increases in the number of shares covered by the Plan. During 2003, 2002 and 2001 the annual increase in the number of shares covered by the Plan were 1,283,083, 1,371,783 and 1,351,414, respectively. The Plan provides for award grants in the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance units and performance shares.

Under the terms of the Plan, a committee of the Company’s Board of Directors may grant options to purchase shares of the Company’s Common Stock to employees, directors and consultants of the Company at such prices as may be determined by the committee, principally equal to or greater than fair value at the date of grant. Options granted under the Plan generally vest over four years and expire after ten years.

On October 12, 2000, pursuant to the eFusion merger agreement the Company exchanged 575,045 options to purchase the Company’s Common Stock for existing eFusion options outstanding at that time. These options were exchanged at the same exchange ratio as that used for eFusion common stock and issued under the same terms as the original eFusion options.

During the second quarter of fiscal 2001, the Company approved the cancellation and reissuance of outstanding options under the Company’s stock option plan. Under this program, all employees of the Company could elect to exchange their then outstanding employee stock options for new employee stock options to be granted on a date in excess of six months after the cancellation date. The exercise price for the new options was equal to the then fair market value on the date of issuance, with exercisability generally prohibited until June 7, 2002. A total of 1,459,505 options with exercise prices ranging from $3.70 to $119.75 per share were exchanged

ITXC CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

under the program. In accordance with Financial Statement Interpretation No. 44, there was no accounting consequence as a result of this exchange program. The exchanges of such options are presented in the succeeding table as cancellations and grants. The Company’s stock option activity is as follows:

	2003		2002		2001
	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
Options outstanding, beginning of year	6,299,983	$4.94	6,502,364	$5.22	6,325,095	$11.12
Options granted	1,503,700	2.42	908,250	4.81	3,600,930	7.01
Options exercised	(368,463)	0.53	(191,359)	(1.72)	(516,131)	(1.05)
Options cancelled	(753,953)	5.13	(919,272)	(7.45)	(2,907,530)	(21.05)

Options outstanding, end of year	6,681,267	$4.59	6,299,983	$4.94	6,502,364	$5.22

The weighted-average fair value of options granted in 2003, 2002 and 2001 was $2.05, $3.77 and $5.84, respectively. The fair value for these options was estimated using the Black-Scholes model with the following weighted average assumptions:

	Stock Options Year ended December 31,
	2003	2002	2001
Expected life (in years)	4	5	4
Risk-free interest rate	2.79%	2.75%	4.5%
Volatility	120%	120%	134%
Dividend yield	0%	0%	0%

The following table summarizes information about fixed price stock options outstanding at December 31, 2003:

		Outstanding		Exercisable
Range of Exercise Prices	Number of Shares	Weighted- Average Remaining Contractua l Life	Weighted- Average Exercise Price	Number Exercisable at December 31, 2003	Weighted- Average Exercise Price
$ 0.00—$ 5.00	3,832,475	5.6	$2.16	2,223,970	$1.82
5.01— 10.00	2,594,994	7.2	6.89	1,440,164	6.98
10.01— 15.00	112,248	6.3	12.24	95,028	12.24
15.01— 25.00	118,200	6.4	18.27	88,899	18.27
25.01— 119.75	23,350	5.7	42.76	20,415	43.81

$ 0.00—$119.75	6,681,267	6.2	$4.59	3,868,476	$4.60

During 1998 and 1999, prior to the IPO, the Company granted options to employees to purchase an aggregate of 1,517,910 and 3,319,750 shares, respectively, of Common Stock at exercise prices ranging from $0.30 to $4.00. The exercise price of each of these option grants was below the fair value of the Company’s Common Stock at the respective dates of grant, resulting in aggregate non-cash compensation of approximately $760,000 and $12.4 million in 1998 and 1999, respectively. Additionally, the 575,045 options that the Company

ITXC CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

issued in exchange for the eFusion options outstanding at the time of the eFusion merger generated aggregate non-cash compensation of approximately $733,000. All non-cash compensation was amortized to expense over the option vesting periods, generally three years.

Treasury Stock

During the fourth quarter of 2002, the Company repurchased 3,883,700 shares of its stock, valued at $9,813,811, as part of a buy-back authorized by the Board of Directors in October 2002. Included in this total was the negotiated direct purchase of 3,783,000 shares from VocalTec Communications Inc. at $2.53 per share, pursuant to a purchase agreement. Pursuant to the merger agreement with Teleglobe, the Company no longer has any outstanding buyback authorization. The Company did not purchase any shares in 2003 under its prior buyback authorizations.

16.    Stock Purchase Plan

During 1999, the Company’s Board of Directors adopted the ITXC Corp. Employee Stock Purchase Plan (the “Purchase Plan”), intended to qualify under Section 423 of the Internal Revenue Code. The Purchase Plan enables eligible employees to purchase shares of the Company’s Common Stock through payroll deductions, ranging from 1% to 10% of gross pay. The purchase price for Common Stock purchased under the Purchase Plan is 85% of the lesser of the fair market value of the shares on the first or last day of the offering period. The first offering period commenced on October 1, 1999. The Company initially reserved 500,000 shares of Common Stock for issuance under the Plan, subject to annual increases in the number of shares covered by the Purchase Plan. An additional 427,694 and 457,261 shares were reserved in 2003 and 2002, respectively, under the provisions of the Plan. 160,268 and 223,440 shares were purchased under the Plan in 2003 and 2002, respectively.

17.    Geographic Data

During 2003, 2002 and 2001, the Company generated approximately 38%, 24% and 28%, respectively, of its revenue from customers domiciled in countries other than the United States, primarily in the United Kingdom and Asia. During 2003 and 2002, the United Kingdom accounted for approximately 13.0% and 14.0%, respectively, of total revenue.

18.    Earnings (Loss) Per Share

The Company computes net loss per share under the provisions of SFAS No. 128, “Earnings per Share” (“SFAS 128”).

Under the provisions of SFAS 128, basic and diluted net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of Common Stock outstanding during the period. The calculation of diluted net loss per share excludes potential common shares if the effect is antidilutive. Basic earnings per share is computed by dividing income or loss applicable to common stockholders by the weighted average number of shares of Common Stock outstanding during the applicable period.

Diluted earnings per share is determined in the same manner as basic earnings per share except that the number of shares is increased assuming exercise of dilutive stock options and warrants using the treasury stock method. The diluted earnings per share amount equals basic earnings per share because the Company had a net loss and the impact of the assumed exercise of the stock options and warrants is not dilutive.

ITXC CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

19.    Employee Benefit Plan

The Company maintains a defined contribution plan that is qualified under Section 401(k) of the Internal Revenue Code, which covers all eligible employees. Eligible employees can contribute up to 15% of their compensation not to exceed Internal Revenue Code limits. The Plan provides for matching contributions to eligible participants in an amount equal to 40% of their contribution, up to 6% of compensation. Company contributions for the years ended December 31, 2003, 2002 and 2001 were approximately $292,000, $263,000 and $342,000, respectively.